U  S  WEST  COMMUNICATIONS  GROUP  1996  THIRD  QUARTER  EARNINGS
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U  S  WEST  Communications,  Inc.
1801  California  Street
Denver,  Colorado    80202

[U  S  WEST  Communications  logo  and  registered  trademark]

News  Release


Release  Date:          October  23,  1996

Contact:                      Dave  Banks  (303)  804-6752


          U S WEST COMMUNICATIONS RECORDS ANOTHER QUARTER OF STRONG
                          GROWTH IN CORE OPERATIONS;
                  ACCESS LINES AND VOLUMES AT RECORD LEVELS

ENGLEWOOD, Colo. -- U S WEST Communications Group (NYSE:USW) today announced record quarterly revenues and continued record access line growth -- among the best in the industry -- as well as strong growth rates in new products and local services.
These results, tempered by higher -- but moderating -- operating expenses, led to normalized quarterly net income of $ 282 million, up 2.2 percent over the
same  period  in  1995.    Further  adjusting  for  certain  one-time expenses
associated with the company's Omaha video operations, net income would have grown 6.2 percent.
Third  quarter  operating  highlights  include:
-          Earnings per share (EPS) were unchanged from last year at $.59 on a
normalized  basis.    Further  adjusting  for  the  one-time  operating  costs
associated with the Omaha video operations, EPS would have been $.61, a 3.4 percent increase.
- Access line growth, among the strongest in the nation, continues to accelerate in U S WEST Communications 14-state region, increasing 5.1 percent (excluding the sale of selected rural telephone exchanges) over the past 12
months.    This  includes  4.0  percent growth in residential lines, growth in business lines of 7.9 percent, and a growth rate of 31.7 percent in residential additional lines.
- A 5.3 percent increase in operating revenues to $2.52 billion from $2.39 billion in the third quarter, 1995. This quarter's revenue performance was driven by continued strong local service revenue growth of 9.3 percent. It was also bolstered by strong growth in high-capacity services provided to our large business customers, one of the most competitive segments of the industry.
- Strong revenue growth in new products, such as Caller ID, Voice Messaging, and data networking services, up nearly 50 percent from the same
period  in  1995.    Within this category, revenues from CLASS services (which
include Caller ID) were up approximately 90 percent. !NTERPRISE [registered trademark], the data networking services division of U S WEST Communications, reported a revenue increase of more than 100 percent compared to the same period a year ago.
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-         Continued strong penetration of custom calling features such as Call
Waiting, Call Forwarding, and 3-way Calling, driven by innovative marketing of tailored product bundles.
- The company intensified its efforts to control costs which led to a reduction of approximately 1,000 employee positions during the quarter, 500 of which will leave the company's payroll during the fourth quarter. This contributed to a productivity increase of 4.6 percent as measured by employees
per  10,000  access  lines.    That figure now stands at 31.2 versus 32.7 last
year.
Operating expenses were up over the same period in 1995 by 5.1 percent at $1.94 billion, an improvement over the 1996 second quarter increase of 8.0
percent.    Expense  increases  were  driven  by:
- Increased volume due to unprecedented access-line growth -- resulting from the strong regional economy of the west -- and continuing service-improvement initiatives. The company had a net gain of 197,000 access lines in the third quarter, a 25 percent increase compared with third quarter,
1995.    A  majority  of this growth occurred outside the company's five major metro areas, and more than half of the residential gain was on primary -- versus additional -- lines. While initial costs for provisioning this type of growth are higher than if a greater percentage were on second lines or in metro areas, primary line growth spread more evenly across the 14-state territory is great for the future of the business.
- Increased costs associated with retail sales and marketing programs, which are helping drive unprecedented revenue growth and positioning U S WEST Communications as competitors enter new markets.
 "I'm pleased with U S WEST Communications Group's improving service quality and strong revenue growth," said Richard McCormick, chairman and chief executive officer of U S WEST, Inc. "Those are critical elements in being fit for an increasingly competitive marketplace."
Sol Trujillo, president and chief executive officer of U S WEST Communications Group, said U S WEST Communications' third quarter performance shows the company's commitment to customers is stronger than ever.
"We  have  kept  our promises to our customers by improving service," Trujillo
said.   "That has been our number one priority.  At the same time, we're doing a great job stimulating growth in revenues and new products. That shows our aggressive marketing efforts are paying off."
"Our challenge now is to flow more of the dollars from these successes in the core business to the bottom line and generate cash for continued investment in
the  business,"  Trujillo  added.    "We've  begun  to  see the results of our
initiatives to improve our cost structure, and I'm confident that we'll continue to improve in the coming quarters. This will translate to improved shareowner value."

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THIRD  QUARTER  OPERATING  HIGHLIGHTS
Operating  highlights  for  the  quarter  include:
- On September 5, U S WEST Communications Group joined many of its industry counterparts in appealing and asking for a stay of selected portions of the FCC's August 8 interconnection order. Last week, the Federal 8th
Circuit Court stayed essentially the same parts of the order U S WEST had requested, pending the outcome of appeals, which are expected sometime in early 1997.
- Marked improvement in many service quality measures. For instance, orders "held" more than 30 days for primary service at the end of September, 1996 were 2,033, less than half of the 4,144 at the end of September, 1995 and were only 37 percent of the 5,439 at the end of September, 1994. As well, 90 percent of the company's customers now reach a customer service representative within three rings, compared to only about 70 percent in 1994. The company achieved this performance despite net new access line gains 43 percent higher than in 1995. Further, order activity is typically highest during the third quarter. This usually causes an upward spike in held orders at this time of year. No such spike occurred in 1996. (An order is "held" when the company cannot deliver service immediately upon receipt of that order.)
- Continued to drive increased residential penetration levels of value-added services: Call Waiting, 39.8 %; Caller ID, 20.1 %; Voice Messaging, 15.6 %.
- Continued aggressive deployment of U S WEST Network 21. This state-of-the-art, fiber-optic, bi-directional SONET ring architecture offers unprecedented survivability, reliability and flexibility for high-capacity services. These state-of-the-art rings dwarf in size what alternative access providers have put in place. Customers in Denver, Phoenix and Seattle are currently receiving the benefits of this enhanced self-healing network, and construction is currently underway in other key cities.

- !NTERPRISE continued to enhance its Frame Relay network, and by year-end, expects to have 38,000 Frame Relay ports in service. That division also began implementing FT-1 Frame Relay Service in preparation for entering the interLATA market. This offering will allow !NTERPRISE to package local and long distance data services for lower-cost, one-stop shopping. During the third quarter, !NTERPRISE also successfully introduced Audio Conferencing Dial Out Services, and began a controlled introduction of its new Managed Data Services, a suite of services that helps customers build and manage data internetworks.
U S WEST Communications Group provides telecommunications and high-speed data services to more than 25 million customers in 14 western and midwestern states. The company is one of two major groups that make up U S WEST. U S WEST is in the connections business, helping customers share information, entertainment and communications services in local markets worldwide. U S WEST's other major group, U S WEST Media Group (NYSE:UMG), is involved in domestic and international cable and wireless networks, directory publishing and interactive multimedia services.


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-------------------------
 [Safe Harbor statement: Some of the information presented in or in connection with this announcement constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors that could cause actual results to differ from expectations include: (i) different than anticipated competition from new entrants into the local exchange and intralata toll markets, (ii) changes in demand for the Company's products and services, including optional custom calling features, (iii) different than anticipated employee levels, capital expenditures, and operating expenses as a result of unusually rapid, in-region growth, (iv) the gain or loss of significant customers, and (v) regulatory changes affecting the telecommunications industry, including changes that could have an impact on the competitive environment in the local exchange market.]

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Note:    This release and the attached tables are available on the internet by
accessing  U  S  WEST's  internet  site:    www.uswest.com.